(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 22, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Reports to Shareholders of the Baird LargeCap Fund, Baird MidCap Fund, Baird SmallCap Fund, Baird Intermediate Bond Fund, Baird Aggregate Bond Fund, Baird Intermediate Municipal Bond Fund, Baird Core Plus Bond Fund and Baird Short-Term Bond Fund (constituting Baird Funds, Inc., hereafter referred to as the “Funds”), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, WI

April 26, 2005